Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MIRANT CORPORATION

ARTICLE ONE

The name of the Corporation is Mirant Corporation.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, City of Dover, County of Kent, 19904.  The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE FOUR

Section 1.                                            Authorized Shares.  The total number of shares of capital stock which the Corporation has authority to issue is 1,600,000,000 shares, consisting of:

(a)                                      100,000,000 shares of Preferred Stock, par value $.01 per share (“Preferred Stock”); and

(b)                                     1,500,000,000 shares of Common Stock, par value $.01 per share (“Common Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.

Section 2.                                            Preferred Stock.  The Preferred Stock may be issued from time to time and in one or more series.  By resolution adopted by the affirmative vote of at least a majority of the total number of Directors then in office, the Board of Directors of the Corporation is authorized to determine or alter the powers, preferences and rights (including voting rights), and the qualifications, limitations and restrictions, granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors adopted by the affirmative vote of at least a majority of the total number of Directors then in office, originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) the number of shares of any such series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock.  In the event that the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock subject to the requirements of applicable law.  The powers, preferences and relative participating, optional and other special rights (including voting rights) of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.  Any of the powers, preferences and rights (including voting rights) of, and the qualifications, limitations and restrictions granted to or imposed upon, any such series of Preferred Stock may be made dependent upon facts ascertainable outside the resolution or resolutions providing for the issue of such Preferred Stock adopted by the affirmative vote of at least a majority of the total number of Directors then in office, provided that the manner in which such facts shall operate upon the powers, preferences and rights (including voting rights) of, and the qualifications, limitations and restrictions granted to or imposed upon, such series of Preferred Stock is clearly and expressly set forth in the resolution or resolutions providing for the issue of such series of Preferred Stock adopted by the affirmative vote of at least a majority of the total number of Directors then in office.

Section 3.                                            Common Stock.

(a)                                  Dividends and Other Distributions.  Except as otherwise provided by the Delaware General Corporation Law or this Amended and Restated Certificate of Incorporation (this “Certificate”), the holders of Common Stock, subject to the rights of holders of any series of Preferred Stock, shall share ratably in all dividends, as may from time to time be declared by the Board of Directors of the Corporation in respect of the Common Stock out of funds legally available for the payment thereof and payable in cash, stock or otherwise, and in all other distributions (including, without limitation, the dissolution, liquidation and winding up of the Corporation), whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise, after payment of liabilities and liquidation preference on any outstanding Preferred Stock.

(b)                                 Preemptive Rights.  No holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation, whether now or hereafter authorized.

(c)                                  Voting Rights.  Except as otherwise provided by the Delaware General Corporation Law or this Certificate and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation.

Section 4.                                            No Stock Certificates.  Unless otherwise determined by the Board of Directors of the Corporation, the Corporation shall not deliver to any holder of Preferred Stock or Common Stock certificates evidencing the holder’s ownership of such Preferred Stock or Common Stock.  Instead, the names of all holders of Preferred Stock and Common Stock shall be recorded in, and ownership interests in Preferred Stock and Common Stock shall be evidenced by, the books of the Corporation or, as applicable, its transfer agent.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Except as otherwise provided in this Certificate (including any duly authorized certificate of designation of any series of Preferred Stock), Directors shall be elected by a plurality of the votes of the shares entitled to vote in the election of Directors present in person or represented by proxy at the meeting of the stockholders at which Directors are elected.  Elections of Directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

ARTICLE SEVEN

Subject to any rights of the holders of any series of Preferred Stock to elect additional Directors under specified circumstances, the number of Directors which shall constitute the Board of Directors shall initially be established at nine and, thereafter, may be enlarged by the affirmative vote of a majority of the total number of directors then in office or with the approval of the holders of at least a majority of the shares of Common Stock then outstanding and may be reduced by resolution adopted by the affirmative vote of a majority of the total number of Directors then in office.  In no event shall the number of directors exceed 15.  Newly created directorships resulting from an increase in the size of the Board of Directors may be filled by the affirmative vote of a majority of the total number of Directors then in office or by vote of the stockholders.

ARTICLE EIGHT

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-laws of the Corporation.

ARTICLE NINE

Section 1.                                            Indemnification; Limitation of Liability.

(a)                                  To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended and except as otherwise provided in the Corporation’s By-laws, (i) no Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders; and (ii) the Corporation shall indemnify its officers and Directors.

(b)                                 Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a Director of the Corporation in respect of any act, omission or condition existing or event or circumstance occurring prior to the time of such repeal or modification.

ARTICLE TEN

Section 1.                                            Removal.  Subject to the rights, if any, of the holders of any series of Preferred Stock to remove Directors (with or without cause) and fill the vacancies thereby created (as specified in any duly authorized certificate of designation of any series of Preferred Stock), a Director may be removed from office with or without cause upon the affirmative vote of the holders of a majority of the shares of Common Stock then outstanding.  Notwithstanding the foregoing, if the holders of any class or series of capital stock are entitled by the provisions of this Certificate (including any duly authorized certificate of designation of any series of Preferred Stock) to elect one or more Directors, such Director or Directors so elected may be removed with or without cause by the vote of the holders of a majority of the outstanding shares of that class or series entitled to vote.

Section 2.                                            Vacancies.  Subject to the rights of the holders of any series of Preferred Stock to remove Directors and fill the vacancies thereby created (as specified in any duly authorized certificate of designation of any series of Preferred Stock) and subject to ARTICLE SEVEN, vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors.  A person so elected by the Board of Directors to fill a vacancy shall hold office until the next election of the class for which such Director shall have been chosen and until his or her successor shall have been duly elected and qualified.

ARTICLE ELEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the Delaware General Corporation Law) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

ARTICLE TWELVE

Subject to the rights of holders of any series of Preferred Stock to act by written consent as specified in any duly authorized certificate of designation of any series of Preferred Stock, the stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied.  Except as otherwise required by law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors, the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of Directors then in office, by the chief executive officer of the Corporation (or, if there is no chief executive officer, by the most senior executive officer of the Corporation) or upon the affirmative vote of the holders of at least 40 percent of the combined voting power of all of the then outstanding shares of the Corporation eligible to be cast in the election of Directors generally.

ARTICLE THIRTEEN

Notwithstanding any other provisions of this Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or this Certificate (including any duly authorized certificate of designation of any series of Preferred Stock), the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of all of the then outstanding shares of the Corporation eligible to be cast in the election of Directors generally shall be required to alter, amend or repeal ARTICLES NINE, TEN or TWELVE, or this ARTICLE THIRTEEN, or any provision thereof or hereof.

ARTICLE FOURTEEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, Directors or any other person herein are granted subject to this reservation.

ARTICLE FIFTEEN

The Corporation expressly elects to be governed by Section 203 of the Delaware General Corporation Law.

ARTICLE SIXTEEN

The Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by Section 1123(a)(6) of the United States Bankruptcy Code (the “Bankruptcy Code”) as in effect on the date of filing this Certificate with the Secretary of State of the State of Delaware; provided, however, that this ARTICLE SIXTEEN: (a) will have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code; (b) will have such force and effect, if any, only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation; and (c) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.

ARTICLE SEVENTEEN

Section 1.                                            Certain Definitions.

As used in this ARTICLE SEVENTEEN:

“5-Percent Stockholder” means a “5-percent shareholder” of the Corporation as defined in Treasury Regulation Section 1.382-2T(g).

“Business Day” means any day, other than a Saturday, Sunday or day on which banks located in New York, New York, are authorized or required by law to close.

“Completion” occurs, and a Transfer is “Completed,” when all steps have been taken to effect the Transfer of beneficial ownership.

“Effective Date” means the Effective Date, as such term is defined in the Plan.

“Entity” means an entity within the meaning of Treasury Regulation Section 1.382-3(a)(l).

“IRC” means the Internal Revenue Code of 1986, as amended from time to time.

“Notice Date” means the first testing date (as described in Treasury Regulation Section 1.382-2(a)(4)) on which the aggregate Percentage Stock Increases are equal to or greater than the Threshold Percentage less ten percentage points.

“Percentage Stock Increase” means the increase in the Percentage Stock Ownership of Common Stock by a 5-Percent Stockholder (other than a Public Group segregated under Treasury Regulation Section 1.382-2T(j)(2)) over the lowest Percentage Stock Ownership of Common Stock by such 5-Percent Stockholder at any time since the Effective Date.  For this purpose, Treasury Regulation Section 1.382-2T(g)(5)(i)(A) shall apply in determining the Percentage Stock Increase of any 5-Percent Stockholder.  Notwithstanding anything to the contrary, “Percentage Stock Increase” shall not include any increase in the Percentage Stock Ownership of Common Stock by a 5-Percent Stockholder if such increase would have the effect of duplicating either a prior Percentage Stock Increase since the Effective Date or Percentage Stock Ownership that reduced the Threshold Percentage at the Effective Date.

“Percentage Stock Ownership” means percentage stock ownership of Common Stock determined in accordance with the Treasury Regulations under Section 382 of the IRC.

“Plan” means the Amended and Restated Second Amended Joint Chapter 11 Plan of Reorganization for Mirant Corporation and Its Affiliated Debtors dated December 9, 2005.

“Prohibited Transfer” means a purported Substantial Stockholder Transfer, but only to the extent that such Transfer is null and void ab initio under Section 2 or Section 3 of this ARTICLE SEVENTEEN.

“Public Group” means a public group as defined in Treasury Regulation Section 1.382-2T(f)(13).

“Restriction Notice” means a written notice provided by the Corporation to a potential Transferee, prior to 5:00 p.m. (New York time) on the fifth Business Day following the day of receipt by the Corporation of a Transfer Notice, which written notice states that the Corporation believes that the Restriction Period either has or has not commenced and, if it has, that the Termination Date either has or has not occurred.

“Restriction Period” means the period:

(1)                                  beginning on the earliest testing date (as described in Treasury Regulation Section 1.382-2(a)(4)), following the Effective Date, on which the aggregate Percentage Stock Increases of all 5-Percent Stockholders on such testing date (taking into account all pending Transfers) equals or exceeds the Threshold Percentage; and

(2)                                  ending on the earlier of (A) the day after the second anniversary of the Effective Date and (B) the earliest date on which the Board of Directors determines that (a) the consummation of the Plan did not satisfy the requirements of section 382(1)(5) of the IRC, (b) treatment under section 382(1)(5) of the IRC is not in the best interests of the Corporation, its affiliates and its stockholders, taking into account all relevant facts and circumstances, including, without limitation, the market and other impact of maintaining these Transfer restrictions herein, (c) an ownership change (within the meaning of section 382 of the IRC) would not result in a substantial limitation on the ability of the Corporation (or a direct or indirect subsidiary of the Corporation) to use otherwise available Tax Benefits, or (d) no significant value attributable to Tax Benefits would be preserved by continuing the Transfer restrictions herein (the earliest of the dates described in this clause (2) being hereafter referred to as the “Termination Date”).

The Board of Directors promptly shall determine, in its sole discretion, whether it is more likely than not that the consummation of the Plan will satisfy the requirements of section 382(1)(5) of the IRC.

“Substantial Stockholder” means an individual or Entity that acquires or, if the Transfer Restrictions or the Notice Restrictions are then applicable, that purports to acquire direct beneficial ownership of Common Stock in a Substantial Stockholder Transfer.

“Substantial Stockholder Transfer” means a Transfer that results in a Percentage Stock Increase or, if the Transfer Restrictions or the Notice Restrictions are then applicable, that would result in a Percentage Stock Increase if it occurred and were not void ab initio.

 “Tax Benefits” means net operating loss carryovers and “net unrealized built-in loss.”

“Threshold Percentage” means 35% minus the Percentage Stock Ownership on the Effective Date by 5-Percent Stockholders other than any direct public group (described in Treasury Regulation Section 1.382-2T(j)(1)(iv)(C)) of the Corporation.

“Transfer” means any direct or indirect sale, transfer, exchange, issuance, grant, redemption, repurchase assignment, conveyance or other disposition for consideration, whether voluntary or involuntary, and whether by operation of law or otherwise, but not including an issuance, grant, redemption or repurchase of Common Stock.  A Transfer also shall include the grant or transfer of an option (other than by the Corporation), but only if the option would be deemed exercised pursuant to Treasury Regulation Section 1.382-4(d)(2)(i)(A) in connection with such grant or transfer.

“Transferee” means any individual or Entity to whom direct beneficial ownership of Common Stock is Transferred and who is, or would become as a result of such Transfer, a Substantial Stockholder.

“Transfer Notice” means a written notice provided by a Substantial Stockholder to the Corporation, at least seven and not more than twelve Business Days prior to Completion of a Substantial Stockholder Transfer, which notice states (i) the name, address, facsimile number and e-mail address, and Percentage Stock Ownership of the Substantial Stockholder prior to the Substantial Stockholder Transfer, (ii) if known to the Substantial Stockholder, the name and address of the transferor, (iii) the number of shares subject to the Substantial Stockholder Transfer, and (iv) the proposed date of “Completion” of the Substantial Stockholder Transfer.  For purposes of this definition, if a Substantial Stockholder does not exist with respect to a Substantial Stockholder Transfer, then the Transfer Notice shall be provided by the individual or Entity that purports to engage in the Transfer that will cause the Substantial Stockholder Transfer.

“Treasury Regulation” means a Treasury Regulation promulgated under the IRC.

Section 2.                                            Transfer Restrictions. A Substantial Stockholder Transfer that is Completed during the Restriction Period shall be null and void ab initio and shall not be effective to Transfer Common Stock, but only to the minimum extent necessary to prevent the Transfer from being a Substantial Stockholder Transfer (the “Transfer Restrictions”).  The Transfer Restrictions shall not (i) apply to Transfers pursuant to a tender offer to purchase Common Stock, provided, that such tender offer results in the acquisition of beneficial ownership of Common Stock by any person or group, which, when combined with the Common Stock beneficially owned by such person or group, represents more than 50% of the voting power represented by all then-outstanding Common Stock (without regard to tenders during any subsequent offering period), or (ii) preclude the settlement of a transaction entered into through the facilities of any national securities exchange or any national securities quotation system, provided, that if the settlement of the transaction would result in a Prohibited Transfer, such Transfer shall nonetheless be a Prohibited Transfer.  With respect to a transaction entered into through the facilities of any national securities exchange or any national securities quotation system, the sole remedy pursuant to this Section 2 of ARTICLE SEVENTEEN shall be the recovery of the Prohibited Transfer as described in Section 4 of ARTICLE SEVENTEEN.  The terms “group” and “beneficial” used in this paragraph shall have the meanings provided thereto in Rule 13d under the Securities Exchange Act of 1934, as amended.

Section 3.                                            Notice and Permitted Transfers.  No Transfer Notice is required for Transfers that occur prior to issuance by the Corporation of the Notice Date Press Release (as defined below).  A Substantial Stockholder Transfer that is Completed after the Corporation issues the Notice Date Press Release shall be null and void ab initio unless a Transfer Notice is provided to the Corporation (the “Notice Restriction”).  If the Corporation receives a Transfer Notice on a day that is not in the Restriction Period (taking into account all prior Transfers (i) for which a previous Transfer Notice was received by the Corporation, (ii) for which a Schedule 13D or Schedule 13G was theretofore filed, or (iii) of which the Corporation was otherwise previously aware) and the Transfer Notice references a Substantial Stockholder Transfer that, upon Completion, would cause the Restriction Period to commence, such Transfer shall be treated as a Prohibited Transfer to the minimum extent necessary for the Restriction Period not to commence.  If the Corporation receives more than one such Transfer Notice on the same day, the Transfers referenced in such Transfer Notices shall be treated as Prohibited Transfers to the minimum extent necessary for the Restriction Period not to commence, and the amount of the Common Stock referenced in each Transfer Notice that is treated as Prohibited Stock shall be in proportion to the amounts of Common Stock referenced in each such Transfer Notice.  The Corporation shall provide a Restriction Notice to each Substantial Stockholder that files a Transfer Notice.  The determination of whether a Transfer referenced in a Transfer Notice is a Prohibited Transfer is made on the date the Transfer Notice is received by the Corporation.  From and after receipt of a Transfer Notice, until Completion of the Transfer described in the Transfer Notice (and thereafter to the extent such Transfer is Completed and is not a Prohibited Transfer), the determination of whether the Restriction Period has commenced with respect to any other Transfer (i) for which a Transfer Notice was not theretofore received by the Corporation, (ii) for which a Schedule 13D or Schedule 13G was not theretofore filed, or (iii) of which the Corporation was not otherwise previously aware, shall be made by taking into account the Percentage Stock Increase referenced in such Transfer Notice (or if Completion has occurred, the Percentage Stock Increase that resulted from that part of the Transfer referenced in such Transfer Notice that was not a Prohibited Transfer).

Section 4.                                            Recovery of Prohibited Transfers.  The Corporation may institute legal proceedings to force rescission of a Prohibited Transfer.  Notwithstanding the preceding sentence, the sole remedy with respect to a Prohibited Transfer entered into through the facilities of any national securities exchange or any national securities quotation system shall be as provided below in this Section 4 of ARTICLE SEVENTEEN.  Upon written demand by the Corporation, the purported Transferee or member of a Prohibited Party Group (as defined below) with respect to a Prohibited Transfer shall deliver or cause to be delivered to an agent designated by the Board of Directors (the “Securities Transfer Agent”), all certificates and other evidences of ownership of the Common Stock that is the subject of the Prohibited Transfer (the “Prohibited Stock”), together with any dividends or other distributions that were received from the Corporation with respect to such Prohibited Stock (“Prohibited Distributions”).  The Securities Transfer Agent promptly shall sell the Prohibited Securities to one or more buyers.  Disposition of Prohibited Stock by the Securities Transfer Agent pursuant to this Section 4 of ARTICLE SEVENTEEN shall be deemed to occur simultaneously with the Prohibited Transfer to which the Prohibited Stock relates.  The Securities Transfer Agent shall not act or be treated as acting as an agent for or on behalf of the purported Transferee or Prohibited Party Group or for or on behalf of the Corporation and shall have no right to bind any of them, in contract or otherwise, but shall act only to carry out the ministerial functions assigned to it in these Transfer Restrictions.  If a purported Transferee or member of a Prohibited Party Group has resold Prohibited Stock before receiving the Corporation’s demand to surrender the Prohibited Stock to the Securities Transfer Agent, the purported Transferee or member of a Prohibited Party Group shall be deemed to have sold the Prohibited Stock on behalf of the Securities Transfer Agent and shall be required to Transfer to the Securities Transfer Agent any Prohibited Distributions and the proceeds of such sale of Prohibited Stock.  If a purported Transferee or member of a Prohibited Party Group fails to surrender Prohibited Stock or proceeds of a sale of Prohibited Stock to the Securities Transfer Agent, together with any Prohibited Distributions, within three Business Days from the date the Corporation makes a demand for surrender of such Prohibited Stock, the Corporation may institute legal proceedings to compel such surrender.  If a Prohibited Transfer occurs, but does not result from a Transfer of direct beneficial ownership of Common Stock, each individual or Entity whose ownership of Common Stock is attributed to the 5-Percent Stockholder that had a Percentage Stock Increase (collectively, the “Prohibited Party Group”) shall be required to deliver, and shall be deemed to have delivered to the Securities Transfer Agent, prior to the Transfer, a sufficient number of shares of Common Stock (which Common Stock shall be so delivered in the inverse order in which it was acquired by members of the Prohibited Party Group) to cause the Transfer, following such delivery, not to be a Prohibited Transfer.

Section 5.                                            Treatment of Prohibited Transfers and Prohibited Stock.  No employee or agent of the Corporation shall record any Prohibited Transfer and the purported Transferee shall not be recognized as a stockholder of Prohibited Stock for any purpose whatsoever and shall not be entitled, with respect to such Prohibited Stock, to any rights of a stockholder of the Corporation, including, without limitation, the right to vote such Prohibited Stock or to receive dividend distributions, whether liquidating or otherwise, in respect thereof.  Once Prohibited Stock has been acquired in a Transfer that is not a Prohibited Transfer, the Prohibited Stock shall cease to be Prohibited Stock.

Section 6.                                            Proceeds of Prohibited Transfers.  The Securities Transfer Agent shall apply any proceeds of a sale by it of Prohibited Stock (or, if the purported Transferee resold the Prohibited Stock before the Securities Transfer Agent could recover the Prohibited Stock from the Purported Transferee, the proceeds from such resale of Prohibited Stock by the Purported Transferee), as follows:  (a) first, to reimburse itself for its costs and expenses in connection with its duties as Securities Transfer Agent hereunder; (b) second, from such proceeds as well as other funds available in the Prohibited Transfers Fund, to reimburse the purported Transferee for the amounts paid by the purported Transferee for the Prohibited Stock, and (c) third, to pay any remaining balance of such proceeds into a fund (the “Prohibited Transfers Fund”) that will hold all excess proceeds from sales of Prohibited Stock.  The Securities Transfer Agent shall be the disbursing agent of the Prohibited Transfers Fund, and such fund shall be used to reimburse purported Transferees for the amounts paid by the purported Transferees for Prohibited Stock.  At the end of the Restriction Period, any remaining amounts in the Prohibited Transfers Fund shall be paid to the U.S. Treasury Department.

Section 7.                                            Amendment of Transfer Restrictions.  An affirmative vote of two-thirds of the stockholders of the Corporation shall be required to amend this ARTICLE SEVENTEEN if such amendment would impose additional restrictions, burdens or requirements on any Transfer of Common Stock.

Section 8.                                            Legend on Certificates.  All certificates reflecting the Common Stock outstanding on or after the Effective Date shall, until the end of the Restriction Period, bear a conspicuous legend in substantially the following form:

THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION PURSUANT TO ARTICLE SEVENTEEN OF THE CERTIFICATE OF INCORPORATION OF THE CORPORATION, AS AMENDED AND IN EFFECT FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION UPON REQUEST.

Section 9.                                            Press Releases.

By the fifth Business Day after this ARTICLE SEVENTEEN first becomes effective and within ten (10) Business Days after the end of each calendar year, the Corporation shall issue a press release stating the number of outstanding shares of Common Stock to be taken into account in making all calculations of Percentage Stock Ownership for purposes of this ARTICLE SEVENTEEN.

Within five (5) Business Days after the Corporation determines that the Notice Date has occurred, the Corporation shall issue a press release stating that fact and stating that the Transfer Notice requirements of this ARTICLE SEVENTEEN have therefore become operative (the “Notice Date Press Release”).

Within five (5) Business Days after the Corporation determines that the Restriction Period has commenced, the Corporation shall issue a press release stating such fact.

Section 10.                                      Administration of Transfer Restrictions. The Board of Directors of the Corporation shall have the power to determine, in its sole discretion, all matters related to this ARTICLE SEVENTEEN, including matters necessary or desirable to administer or to determine compliance with this ARTICLE SEVENTEEN.

Section 11.                                      Notice.  All notices and other communications provided for under this ARTICLE SEVENTEEN shall be in writing and shall be delivered by overnight courier service, faxed, or e-mailed, if to the Corporation, by overnight delivery to its address at 1155 Perimeter Center West, Atlanta, Georgia 30338-5416, Attention: Corporate Secretary, with a copy to Vice President, Tax, by confirmed facsimile, to facsimile number (678) 579-6770 to the attention of, or by email, to email address elizabeth.chandler@mirant.com. If to a Substantial Stockholder, by overnight delivery, confirmed facsimile or e-mail to address, facsimile number or e-mail address set forth in its Transfer Notice.  All such notices shall be deemed given when received by the Corporation or Substantial Stockholder, as the case may be.